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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report:  March 29, 2005

Date of earliest event reported:  March 29, 2005

H&E EQUIPMENT SERVICES L.L.C.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Louisiana	333-99589	72-1287046
(State or other jurisdiction of incorporation	333-99587 (Commission File Numbers)	(IRS Employer Identification No.)

11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816
(Address of Principal Executive Offices, including Zip Code)

(225) 298-5200
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations

On March 29, 2005, we issued a press release announcing our financial results for the fourth quarter ended  December 31, 2004. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liability of that section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events

A.                                   Delay in Filing Report on Form 10-K

The Company will delay filing its 2004 Report on Form 10-K as described in the press release issued by the company on March 29, 2005.  This press release is attached as Exhibit 99.1 to this Report.

B.                                     Certain Consequences Related to Delay in Filing Form 10-K

Under the terms of the Company’s secured credit facility, the delay in filing the company’s 10-K will give rise to a default.  The Company has requested that its lenders enter into an amendment to the credit facility that, among other things, would waive the potential default and allow us sufficient time to complete the re-audit and file our Form 10-K.  However, there can be no assurance that our lenders will grant the requested waiver and, if the waiver is not granted, the requisite lenders under our credit facility would, among other things, have the right to cease making any additional advances and demand immediate payment of all amounts outstanding under our credit facility.  As of March 25, 2005, there was $60.3 million outstanding under such facility.

The Company is party to an indenture for each of its senior secured notes and senior subordinated notes under which an aggregate of approximately $242 million of securities are outstanding.  These indentures require the Company to timely file required annual and other periodic reports, within the time periods required by the Commission.  The delay in filing the Company’s 10-K will not automatically result in an event of default under these indentures.  However, under each indenture, either the trustee or the holders of not less than 25% of the principal amount of the then outstanding securities issued under such indenture have the right to notify the Company of its nonperformance and declare an event of default.  If a notice of default satisfying the requirements of the applicable indenture were to be duly delivered, the Company would have no less than  60 days to cure the default.  If the Company does not cure the default within the applicable period, then either the trustee or the holders of not less than 25% of the principal amount of the then outstanding securities issued under such indenture would have the right to accelerate maturity of the debt due and payable under such securities, unless a waiver is obtained from holders of at least a majority of the principal amount of such then outstanding securities. The Company intends to seek a waiver under its indentures to allow us sufficient time to complete the re-audit and file our Form 10-K.

C.                                     EBITDA and Adjusted EBITDA

We define EBITDA as net income (loss) from continuing operations before interest expense, income taxes, and depreciation and amortization.  We define Adjusted EBITDA as EBITDA as adjusted for the loss from litigation that was recorded in 2003.  We use EBITDA and Adjusted EBITDA in our business operations to, among other things, evaluate the performance of our operating segments, develop budgets and measure our performance against those budgets.  We also believe that analysts and investors use EBITDA and Adjusted EBITDA as supplemental measures to evaluate a company’s overall operating performance.  We find it a useful tool to assist us in evaluating performance because it eliminates items related to corporate overhead and capital structure, taxes and other non-cash charges.  However, EBITDA and Adjusted EBITDA, which do not represent operating income or net cash provided by operating activities as those items are defined by GAAP, should not be considered by prospective purchasers of securities to be an alternative to operating income or cash flow from operations or indicative of whether cash flows will be sufficient to fund our future cash requirements.  EBITDA and Adjusted EBITDA are not complete net cash flow measures or measures of liquidity because EBITDA and Adjusted EBITDA do not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and acquisitions and pay its income taxes.  Rather, EBITDA and Adjusted EBITDA are two potential indicators of an entity’s ability to fund these cash requirements.  EBITDA and Adjusted EBITDA also are not measures of profitability because they do not include costs and expenses for depreciation and amortization, interest and related expenses and income taxes.  Also, because EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits

99.1 Press Release dated March 29, 2005.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

H&E EQUIPMENT SERVICES L.L.C.

Date: March 29, 2005

/s/ LESLIE S. MAGEE
	By:	Leslie S. Magee
	Its:	Acting Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by H&E Equipment Services L.L.C. on March 29, 2005 announcing earnings for the quarter ended December 31, 2004.